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                                                                     Exhibit 2.1

                               Amendment No. 1 to
                          SECURITIES PURCHASE AGREEMENT

                  Amendment No. 1, dated May 10, 1999 (this "Amendment"), to the SECURITIES PURCHASE AGREEMENT dated as of March 24, 1999 (the "Agreement"), between Maxcor Financial Group Inc., a Delaware corporation (the "Company"), and Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership ("WCAS VI"), and WCAS Information Partners, L.P., a Delaware limited partnership ("WCAS Info" and, together with WCAS VI, the "Sellers").

                  For good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Sellers hereby mutually agree as follows:

1. SECTION 1.03 of the Agreement is hereby amended to substitute the date "May 28, 1999" therein for the date "May 7, 1999."

2. The text of subparagraph (b) of SECTION 6.01 of the Agreement is hereby deleted in its entirety and replaced with the following text:

          "By either the Company or the Sellers if the Closing has not occurred on or before May 28, 1999 (the "End Date") (other than as a result of a breach of this Agreement by the party seeking termination); provided, however, that if (i) the Closing does not occur by the End Date because the financing from GE Capital Business Credit described in the latter's commitment letter to Euro Brokers dated May 5, 1999 cannot be completed by the End Date, but (ii) in the Company's good faith judgment, it is reasonable to assume that based on the progress made with respect thereto by May 28, 1999 such financing (or a reasonable alternative thereto) can be completed and all other conditions to the Closing can be satisfied on or before June 20, 1999 (and the Company shall have so certified in writing to the Sellers on or before May 28, 1999), then the End Date shall be extended until (and including) June 20, 1999; or"

                  IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the day and year first above written.

                                    WELSH, CARSON, ANDERSON & STOWE VI, L.P.

                                    By WCAS VI Partners, L.P., General Partner

                                    By: /s/ Andrew M. Paul
                                        ----------------------------------------
                                        General Partner

                                    WCAS INFORMATION PARTNERS, L.P.

                                    By WCAS INFO Partners, L.P., General Partner

                                    By: /s/ Thomas E. McInerney
                                        ----------------------------------------
                                        General Partner

                                    MAXCOR FINANCIAL GROUP INC.

                                    By: /s/ Gilbert D. Scharf
                                        ----------------------------------------
                                        President



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